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                            January 20, 2023

       Tyler Nelson
       Chief Financial Officer
       Vivakor, Inc.
       4101 North Thanksgiving Way
       Lehi, UT 84043

                                                        Re: Vivakor, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed January 10,
2023
                                                            File No. 333-269178

       Dear Tyler Nelson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Scott E. Linsky, Esq.